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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                       ---------------------------------

                                    FORM 15

  Certification and Notice of Termination of Registration Under Section 12(g)
     of the Securities Exchange Act of 1934 or Suspension of Duty to File
                  Reports Under Sections 13 and 15(d) of the
                        Securities Exchange Act of 1934

                       ---------------------------------

                        Commission File Number 1-10454

                             CALUMET FLORIDA, INC.
                             PLAINS ILLINOIS INC.
                    PLAINS MARKETING & TRANSPORTATION INC.
                      PLAINS RESOURCES INTERNATIONAL INC.
                              PRI PRODUCING INC.
                             PLX CRUDE LINES INC.
                              PLX INGLESIDE INC.
                            STOCKER RESOURCES, INC.
                    PLAINS TERMINAL & TRANSFER CORPORATION
                         STOCKER RESOURCES, L. P. AND

            (Exact name of registrant as specified in its charter)

                         1600 SMITH STREET, SUITE 1500
                             HOUSTON, TEXAS 77002
                                (713) 654-1414
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             SUBSIDIARY GUARANTEE
                                      OF
 10 1/4% SENIOR SUBORDINATED NOTES DUE 2006, SERIES B OF PLAINS RESOURCES INC.
           (Title of each class of securities covered by this Form)

                                     NONE

  (Title of all other classes of securities for which a duty to file reports under Section 13(a) 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

    Rule 12g-4(a)(1)(i)        [ ]          Rule 12h-3(b)(1)(ii)     [ ]
    Rule 12g-4(a)(1)(ii)       [ ]          Rule 12h-3(b)(2)(i)      [ ]
    Rule 12g-4(a)(2)(i)        [ ]          Rule 12h-3(b)(2)(ii)     [ ]
    Rule 12g-4(a)(2)(ii)       [ ]          Rule 15d-6               [X]
    Rule 12h-3(b)(1)(i)        [X]

        Approximate number of holders of record as of the certification or notice date: 45

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                               Page 1 of 3 Pages
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                                   SIGNATURE

    Pursuant to the requirements of the Securities and Exchange Act of 1934, Calumet Florida, Inc., Plains Illinois Inc., Plains Marketing & Transportation Inc., Plains Resources International Inc., PRI Producing Inc., (By Plains Resources Inc., Successor by Merger) PLX Crude Lines Inc., PLX Ingleside Inc., Stocker Resources, Inc., Plains Terminal & Transfer Corporation and Stocker Resources, L. P. have caused this certification/notice to be signed on their behalf by the undersigned duly authorized persons.


Date: January 3, 1997                           CALUMET FLORIDA, INC.

                                                By:    Michael R. Patterson
                                                       --------------------
                                                Name:  Michael R. Patterson
                                                Title: Vice President


Date: January 3, 1997                           PLAINS ILLINOIS INC.

                                                By:    Michael R. Patterson
                                                       --------------------
                                                Name:  Michael R. Patterson
                                                Title: Vice President


Date: January 3, 1997                           PLAINS MARKETING &
                                                TRANSPORTATION INC.

                                                By:    Michael R. Patterson
                                                       --------------------
                                                Name:  Michael R. Patterson
                                                Title: Vice President


Date: January 3, 1997                           PLAINS RESOURCES
                                                INTERNATIONAL INC.

                                                By:    Michael R. Patterson
                                                       --------------------
                                                Name:  Michael R. Patterson
                                                Title: Vice President


Date: January 3, 1997                           PRI PRODUCING INC.
                                                By Plains Resources Inc.
                                                Successor by Merger

                                                By:    Michael R. Patterson
                                                       --------------------
                                                Name:  Michael R. Patterson
                                                Title: Vice President



                               Page 2 of 3 Pages


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Date: January 3, 1997                           PLX CRUDE LINES INC.

                                                By:    Michael R. Patterson
                                                       --------------------
                                                Name:  Michael R. Patterson
                                                Title: Vice President


Date: January 3, 1997                           PLX INGLESIDE INC.

                                                By:    Michael R. Patterson
                                                       --------------------
                                                Name:  Michael R. Patterson
                                                Title: Vice President


Date: January 3, 1997                           STOCKER RESOURCES, INC.

                                                By:    Michael R. Patterson
                                                       --------------------
                                                Name:  Michael R. Patterson
                                                Title: Vice President


Date: January 3, 1997                           PLAINS TERMINAL &
                                                TRANSFER CORPORATION

                                                By:    Michael R. Patterson
                                                       --------------------
                                                Name:  Michael R. Patterson
                                                Title: Vice President


Date: January 3, 1997                           STOCKER RESOURCES, L. P.
                                                By Stocker Resources Inc. its
                                                General Partner

                                                By:    Michael R. Patterson
                                                       --------------------
                                                Name:  Michael R. Patterson
                                                Title: Vice President



                               Page 3 of 3 Pages